Exhibit 8.1

May 3, 2011

Ford Motor Credit Company
One American Road
Dearborn, Michigan 48126

Ford Motor Credit Company LLC
$1,250,000,000 5.00% Notes due May 15, 2018

Ladies and Gentlemen:

We have acted as special tax counsel to Ford Motor Credit Company LLC, a Delaware limited liability company (the “Company”), in connection with Registration Statement No. 333-159107 (the “Registration Statement”) and the filing pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), by the Company of a Prospectus Supplement dated April 28, 2011, to the Prospectus dated May 11, 2009 (including the documents incorporated or deemed to be incorporated by reference therein, collectively the “Prospectus Supplement”), with the United States Securities and Exchange Commission (the “Commission”), relating to the issuance of $1,250,000,000 aggregate principal amount of the Company’s 5.00% Notes due May 15, 2018 (the “Notes”) to be issued under the Indenture, dated as of February 1, 1985 (the “Indenture”), between the Company and The Bank of New York Mellon, as successor to Manufacturers Hanover Trust Company, National Association, as Trustee (the “Trustee”).  The Notes are to be placed by the underwriters pursuant to the Underwriting Agreement dated April 28, 2011 between the Company and Citigroup Global Markets Inc. (the “Underwriting Agreement”) and a Pricing Agreement dated April 28, 2011 between the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and RBC Capital Markets, LLC (the “Pricing Agreement”).  BNP Paribas Securities Corp., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and RBC Capital Markets, LLC are acting as Representatives of the several Underwriters (the “Underwriters”) named in Schedule I of the Pricing Agreement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus Supplement, (ii) the Underwriting Agreement, (iii) the Indenture and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  We have also relied upon statements and representations made to us by representatives of the Company.  For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies, and the authenticity of the originals of such latter documents.  In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis.  There can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.  Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing and in reliance thereon, we hereby confirm that the statements in the discussion set forth in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Considerations,” insofar as such statements constitute summaries of the legal matters referred to therein, fairly present the information called for with respect to such legal matters in all material respects, and fairly summarize the matters referred to therein in all material respects.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the purchase, ownership and disposition of the Notes or of any transaction related to or contemplated thereby.  This opinion is furnished to the Company solely in connection with the Offering of the Notes and is not to be relied upon by any other person without our express written permission.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to us in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

PHB/SKH
LLJ